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                                                        EXHIBIT 11


           THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
             Computation of Earnings per Common Share
             (In thousands, except per share amounts)

                                                   Twelve Months Ended
                                                       December 31,
                                             ---------------------------
                                                1996      1995      1994
                                               -----     -----     -----
INCOME AVAILABLE TO COMMON SHARES:

PRIMARY
 Net income, as reported                    $450,099  $521,209  $442,828
 Adjusted for:
  Preferred dividends (net of taxes)          (8,664)   (8,582)   (8,448)
  Premium on preferred shares redeemed        (1,033)     (823)        -
                                             -------   -------   -------
    Net income available to common shares   $440,402  $511,804  $434,380
                                             =======   =======   =======

FULLY DILUTED
 Net income, as reported                    $450,099  $521,209  $442,828
 Adjusted for:
  Additional PSOP expense (net of taxes)
    due to assumed conversion of
    preferred stock                           (3,015)   (3,477)   (3,782)
  Dividends on monthly income preferred
    securities (net of taxes)                  8,073     5,046         -
  Premium on preferred shares redeemed        (1,033)     (823)        -
                                             -------   -------   -------
    Net income available to common shares   $454,124  $521,955  $439,046
                                             =======   =======   =======

WEIGHTED AVERAGE SHARES:

PRIMARY
 Common shares                                83,474    84,385    84,183
 Adjusted for:
  Outstanding stock options (based on
    treasury stock method using average
    market price)                                945     1,014       633
                                             -------   -------   -------
    Weighted average, as adjusted             84,419    85,399    84,816
                                             =======   =======   =======

FULLY DILUTED
 Common shares                                83,474    84,385    84,183
 Adjusted for:
  Assumed conversion of preferred stock        3,969     4,027     4,073
  Assumed conversion of monthly income
    preferred securities                       3,509     2,211         -
  Outstanding stock options (based on
    treasury stock method using market
    price at end of period)                    1,088     1,220       811
                                             -------   -------   -------
    Weighted average, as adjusted             92,040    91,843    89,067
                                             =======   =======   =======
EARNINGS PER COMMON SHARE:
  Primary                                      $5.22     $5.99     $5.12
                                             =======   =======   =======
  Fully diluted                                $4.93     $5.68     $4.93
                                             =======   =======   =======